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
                       Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends


                                        3 Months     9 Months    Year      Year        Year     Year       6 Months     6 Months
                                          Ended        Ended    Ended     Ended       Ended    Ended        Ended        Ended
            DESCRIPTION                 03/31/92     12/31/92    1993      1994        1995     1996       06/30/96     06/30/97
            -----------                 --------     --------    ----      ----        ----     ----       --------     --------

HISTORICAL

Net Income (1)                             954.4      (23.9)    (18.5)      1.1       (20.6)     1.2          3.9        (16.0)

Fixed Charges
  Net Interest Expense                       1.3       13.6      18.3      14.6        14.7     13.5          6.5          7.7
  Preferred Dividends                        0.0        0.0       0.0       0.0         0.0      0.0          0.0          0.0
  Property Taxes                             2.8        8.3       9.1       9.8         7.4      6.6          3.2          1.9
  Rental Expenses                            0.6        1.6       1.6       1.8         1.9      1.8          0.8          0.8

Fixed Charges and
  Preferred stock dividends (2)              4.7       23.5      29.0      26.2        24.0     21.9         10.5         10.4

Earnings to fixed charges and preferred
  stock dividends [(1) + (2)] / (2)        204.1        0.0       0.4       1.0         0.1      1.1          1.4         (0.5)

PROFORMA

Net Income (1)                                                                                 6.5                     (13.9)

Fixed Charges
  Net Interest Expense                                                                        10.4                       7.1
  Preferred Dividends                                                                          9.0                       4.5
  Property Taxes                                                                               6.8                       1.9
  Rental Expenses                                                                              1.8                       0.4

Fixed Charges and
  Preferred stock dividends (2)                                                               28.0                      13.9

Earnings to fixed charges and preferred
  stock dividends [(1) + (2)] / (2)                                                                    1.2                       0.0
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